 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2023

Femasys Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-40492	11-3713499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3950 Johns Creek Court, Suite 100 Suwanee, Georgia	30024
(Address of principal executive offices)	(Zip Code)

(770) 500-3910
(Registrant’s telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	FEMY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective June 14, 2023, the Board of Directors of Femasys Inc. (the “Company”) accepted John Dyett and John Adams’s resignation from the Board of Directors. Messrs. Dyett and Adams’s resignations did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Messrs. Dyett and Adams’s resignations, the Board of Directors appointed Keith J. Kendall and Alistair Milnes as directors of the Company. There are no arrangements or understandings between Messrs. Kendall and Milnes and any other persons pursuant to which Messrs. Kendall and Milnes were elected as directors of the Company. Messrs. Kendall and Milnes will be entitled to the applicable annual retainer and equity awards pursuant to the Company’s director compensation policy, under terms consistent with those previously disclosed by the Company. Messrs. Kendall and Milnes will also be entitled to enter into an indemnification agreement with the Company. Mr. Kendall will hold office as a Class III director for a term expiring at the annual meeting following the year ending December 31, 2023 and will serve as Chairperson on the Audit Committee of the Company. Mr. Milnes will hold office as a Class I director for a term expiring at the annual meeting following the year ending December 31, 2024 and will serve on the Audit Committee and Nominating and Corporate Governance Committees of the Company. In addition, effective June 14, 2023, Anne Morrisey, a current member of the Board of Directors, resigned from serving on the Audit Committee.

Mr. Kendall has served as Founder Partner and Chief Executive Officer at KSquared Strategic Advisors since June 2022, which provides strategic, corporate development and capital markets advisory services. Previously, he served as Chief Executive Office and President of Aquestive Therapeutics, a commercial-stage pharmaceutical company, from November 2014 to May 2022, and previously served as their Chief Operating Officer from November 2011 to November 2014, and Executive Vice President and Chief Financial Officer from 2006 to 2011. Mr. Kendall had previously served in various business leadership positions for Hewlett Packard Financial Services, including as Vice President and Managing Director of the Americas and held a number of positions with AT&T Capital Corporation, including President of AT&T Credit Corporation and NCR Credit Corporation. Mr. Kendall received his B.S. from St. John’s University and an M.B.A from Pace University. The Board of Directors believes that Mr. Kendall is qualified to serve on our board of directors due to his experience as a life sciences executive, as well as his leadership and operating experience.

Mr. Milnes has served as Chief Operating Officer at Bicycle Therapeutics, a clinical-stage biopharmaceutical company, since January 2022 and previously served as Vice President, Human Resources and Communications from January 2021 to December 2021. Previously, he provided independent human resources consulting services from October 2020 to December 2020, and also served as Strategic Advisor at Rio Tinto with a focus on transformation, people and communications from January 2020 to December 2020, and in roles of increasing responsibility at Gazprom Marketing & Trading Ltd., from 2010 to October 2019, including serving as Director of Global Human Resources and Communications, from December 2017 to October 2019 and Director of Global Human Resources from 2013 to November 2017. Mr. Milnes received his B.A. from Edinburgh Napier University. The Board of Directors believes that Mr. Milnes is qualified to serve on our board of directors due to his experience as a biotechnology executive, as well as his leadership experience in expediting company growth and market expansion.

Item 8.01	Other Events

On June 15, 2023, the Company issued a press release announcing the appointment of Messrs. Kendall and Milnes as members of the Company’s Board of Directors. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of Femasys Inc. dated June 15, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Femasys Inc.
	By:	/s/ Kathy Lee-Sepsick
Names: Kathy Lee-Sepsick
Title: Chief Executive Officer
Date: June 15, 2023